EXHIBIT 12



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                TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                                      Three months ended March 31,
                                                                       2000                   1999
                                                                   ----------               ---------
                                                                       (Dollar amounts in millions)

Fixed charges:
         Interest and debt expense                                 $    143.7               $   109.5
         One-third of rental expense                                      5.6                     5.6
                                                                   ----------               ---------
Total                                                              $    149.3               $   115.1
                                                                   ==========               =========

Earnings:
         Net income                                                $     37.1               $    24.4
         Provision for income taxes                                       9.3                    18.1
         Fixed charges                                                  149.3                   115.1
                                                                   ----------               ---------
Total                                                              $    195.7               $   157.6
                                                                   ==========               =========

Ratio of earnings to fixed charges                                       1.31                    1.37
                                                                         ====                    ====
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